Preliminary Agreement for sale of shares in HSW - Zaklad Kuznia Matrycowa Sp. z o.o. -

HUTA STALOWA WOLA S.A.

with its seat in Stalowa Wola

and

HSW Fundusz Kapitalowy Sp. z o.o.

with its seat in Stalowa Wola

Sellers

LADISH Co., Inc.
with its seat in Cudahy, Wisconsin; United States of America
Buyer

PRELIMINARY AGREEMENT FOR SALE OF SHARES IN

the share capital of

HSW — Zaklad Kuznia Matrycowa

Spólka z ograniczona odpowiedzialnoscia

with its seat in Stalowa Wola

concluded on February 24, 2005

in Stalowa Wola

PRELIMINARY AGREEMENT FOR SALE OF SHARES IN

HSW — Zaklad Kuznia Matrycowa Sp. z o.o.

with its seat in Stalowa Wola

This Preliminary Agreement for Sale of Shares (hereinafter: the “Agreement”) is concluded on February 24, 2005 in Stalowa Wola between:

1.	Huta Stalowa Wola Spólka Akcyjna with its seat in Stalowa Wola, a joint stock company duly established under the laws of Poland and entered into the register of business entities maintained by the District Court in Rzeszów, XII Commercial Division of National Court Register, under the number KRS 0000004324, represented by Messrs Miroslaw Bryska — the President of the Management Board and Pawel Stawowy — the member of the Management Board, hereinafter referred to in the Agreement as “HSW S.A.”

and

HSW Fundusz Kapitalowy Spólka z ograniczona odpowiedzialnoscia with its seat in Stalowa Wola, a limited liability company duly established under the laws of Poland and entered into the register of business entities maintained by the District Court in Rzeszów, XII Commercial Division of National Court Register, under the number KRS 0000199916, represented by Mr Andrzej Tyrala — the President of the Management Board and Ms Hanna Szopinska-Juchno — the member of the Management Board, hereinafter referred to in the Agreement as “HSW Fundusz Kapitalowy Sp. z o.o.”

hereinafter collectively with HSW S.A. referred to as the “Sellers”

(Schedule A to the Agreement constitutes a valid excerpt from the Register of Business Entities of the National Court Register of HSW SA)

(Schedule B to the Agreement constitutes a valid excerpt from the Register of Business Entities of the National Court Register of HSW Fundusz Kapitalowy Sp. z o.o.)

and

2.	Ladish Co., Inc. with its seat in Cudahy, Wisconsin (United States of America), a corporation established and operating in accordance with the law of Wisconsin, represented by Mr. Kerry Woody, the President and Chief Executive Officer,

hereinafter referred to as the “Buyer” or “Ladish”

(Schedule C to the Agreement constitutes a valid copy of the certificate of good standing and incorporation of the Buyer.)

PREAMBLE:

Whereas:

The Agreement is concluded following negotiations at the invitation of the Sellers.

In reply to the above-mentioned invitation, the Buyer submitted an offer which was the basis for negotiations, and subsequently arrangements of the Parties contained in the Agreement,

the Parties to the Agreement have resolved as follows:

DEFINITIONS:

The terms used in this Agreement have the following meanings, both when used in the singular and in the plural:

Shares — means (i) the entire share held by HSW S.A. in the share capital of the Company, of a nominal value of PLN 25,331,800 (twenty five million three hundred thirty one thousand eight hundred zlotys) representing 66.32% (sixty six and thirty two hundredths of per cent) of the Company share capital, entitling to 253318 votes at each shareholders voting, representing 66.32% (sixty six and thirty two hundredths of per cent) of all votes at any shareholders voting, and (ii) the entire share held by HSW — Fundusz Kapitalowy Sp. z o.o. in the share capital of the Company, of a nominal value of PLN 9,071,500 (nine million seventy one thousand five hundred zlotys) representing 23.75% (twenty three and seventy five hundredths of per cent) of the Company share capital, entitling to 90,715 votes at each shareholders voting, representing 23.75% (twenty three and seventy five hundredths of per cent) of all votes at any shareholders voting;

Promised Shares Sale Agreement — shall mean the promised agreement (within the meaning of art. 389 § 1 of the Polish Civil Code) for sale of the Shares, in the form substantially set forth in Schedule No 1.2.2(e), which shall be executed by the Parties at the Closing Date and by virtue of which, the Sellers shall sell the Shares to the Buyer and the Buyer shall purchase the Shares from the Sellers and pay the Purchase Price to the Sellers, on the terms specified therein.

Remaining Shares — means all the remaining shares in the share capital of the Company, apart from the Shares, which remain the property of Third Parties, of a nominal value of PLN 3,795,100 (three million seven hundred ninety five thousand one hundred zlotys) representing 9.93% (nine and ninety three per cent) of the Company share capital;

UOKiK Permit — shall have the meaning assigned in Art. 1 § 3 Sec. 1 (m) hereof;

MSWiA Permit — shall have the meaning assigned in Art. 1 § 3 Sec. 1 (n) hereof;

Purchase Price — shall have the meaning assigned in Art. 1 § 7 hereof;

Best Knowledge of the Sellers — shall mean the knowledge which each of Sellers possess having acted with the highest professional standards of conduct and diligently and consistently exercised all of his shareholder’s rights

Closing Date — shall have the meaning assigned in Art. 1 § 2 hereof. The exact date of the Closing Day shall be set by the Parties in accordance with stipulations of this Agreement;

Force Majeure — shall mean an event or circumstance (i) which is beyond a Party’s control, (ii) which such Party could not reasonably have provided against before entering into the Agreement, (iii) which, having arisen, such Party could not reasonably have avoided or overcome, and (iv) which is not attributable to the Party. Force Majeure includes the following events or circumstances, so long as all these conditions (i) to (iv) above are satisfied:

(a)	war, hostilities (whether war be declared or not), invasion, act of foreign enemies,

(b)	rebellion, terrorism, revolution, insurrection, military or usurped power, or civil war,

(c)	riot, commotion, general strike,

(d)	ionising radiation or contamination by radio-activity,

(e)	operation of the forces of nature such as earthquake, hurricane, flood, lightning, flow, typhoon, or volcanic activity,

(f)	explosions, fires, construction catastrophe (katastrofa budowlana), equipment or machine damage, shortage of water or electric energy,

(g)	nationalization, expropriation, reprivatization of the assets of the Company or shares held by Ladish in the Company.

Third Party — means any physical person, legal person or business entity not having legal personality yet which takes part in trade, different than a Party to the Agreement;

Company — means “HSW – Zaklad Kuznia Matrycowa” Spólka z ograniczona odpowiedzialnoscia with its seat in Stalowa Wola, a limited liability company duly established under the laws of Poland and entered into the register of business entities maintained by the District Court in Rzeszów, XII Commercial Division of the National Court Register under number KRS 0000065981 on November 26, 2001;

PeKaO — means Bank Polska Kasa Opieki S.A. I Oddzial in Stalowa Wola;

Enesta Deposited Amount — shall have the meaning defined in Art. 1 § 7 Sec. 3 hereof;

HSW Deposited Amount — shall mean the amount equal to the sum of (i) the value of the Assigned Receivables as of the Closing Date and (ii) the Company’s Receivables toward HSW as of the Closing Date;

Secured Receivables — means (i) the receivable in the amount of PLN 19,826,456.54 (nineteen million eight hundred twenty six thousand four hundred fifty six zlotys fifty four groszys) resulting from the agreement of May 24, 2003, hereinafter the “Enesta Secured Receivable” and (ii) PLN 24,800,000 (twenty four million eight hundred thousand zlotys) resulting from the agreement of November 18, 1994, hereinafter the “PeKaO Secured Receivable”.

Capital Group HSW — means HSW S.A. and its subsidiaries and Affiliates;

Closing — shall have the meaning assigned in Art. 1 § 2 hereof;

Confirmation Statement — shall mean a statement of the Managers, executed as of the Closing Date, representing attachment No. 1 to the Disclosure Agreement, confirming no change in the representations and warranties made by the Managers in the Disclosure Agreement on the date hereof, except for changes resulting from actions authorized by Ladish pursuant to the Transitional Period stipulations set forth herein or actions which pursuant to stipulations set forth herein did not require such authorization;

Disclosure Agreement — shall mean the agreement executed on the date hereof by the Managers of the Company on hand and by Ladish, HSW S.A. and HSW Fundusz Kapitalowy Sp. z o.o. in the form substantially set forth in Schedule No. 3.6.2, containing the representations and warranties of the Managers of the Company pertaining to the activities and condition of the Company as well as obligations to comply with the Transitional Period restrictions set forth in Art. 4 herein;

Enesta Escrow Account — shall mean an escrow account established pursuant to the pertinent escrow account agreement, executed by and among Enesta, HSW S.A., HSW Fundusz Kapitalowy Sp. z o.o. and Ladish and the escrow bank indicated by Enesta and accepted by the remaining parties thereto, established for purposes of releasing the Shares from Enesta Pledge;

HSW Escrow Account — shall mean an escrow account established pursuant to the pertinent escrow account agreement, executed by and among HSW S.A., the Company, HSJ and Ladish and the escrow bank indicated by Ladish, established for purposes of depositing the portion of the Purchase Price equal to the HSW Deposited Amount, as collateral for payment by HSW S.A. of the remuneration for the Assigned Receivables and repayment by HSW S.A. of the Company’s Receivables toward HSW;

Transmission Units Plant – means HSW – Zaklad Zespolów Napedowych Sp. z o.o. with its seat in Stalowa Wola, entered into the register of business entities maintained by the District Court in Rzeszów, XII Commercial Division of National Court Register, under the number KRS 0000051673;

Mechanical Units Plant – means HSW – Zaklad Zespolów Mechanicznych Sp. z o.o. with its seat in Stalowa Wola, entered into the register of business entities maintained by the District Court in Rzeszów, XII Commercial Division of National Court Register, under the number KRS 0000005122;

HSJ — means HSW Huta Stali Jakosciowych Spólka z ograniczona odpowiedzialnoscia, with its seat in Stalowa Wola, entered into the register of business entities maintained by the District Court in Rzeszów, XII Commercial Division of National Court Register, under the number KRS 0000195945;

Assigned Receivables — shall mean any and all receivables, which the Company will have as of the Closing Date, toward Mechanical Units Plant or Transmission Units Plant, and which are due for period longer than 45 days, including the receivables from the past operations of the Company, which were due for period longer than 45 days, but pursuant agreements entered with Mechanical Units Plant or Transmission Units Plant, their repayment has been rescheduled so that they may be due within the period of 45 days prior to the Closing Date or due after the Closing Date;

Company’s Receivables toward HSW — shall mean any and all receivables, which the Company will have as of the Closing Date, toward HSW S.A., and which are due for period longer than 45 days, including the receivables from the past operations of the Company, which were due for period longer than 45 days, but pursuant agreements entered with HSW S.A., their repayment has been rescheduled so that they may be due within the period of 45 days prior to the Closing Date or due after the Closing Date;

Conditional Assignment of Assigned Receivables Agreement, shall mean the agreement substantially in the form attached as Schedule 1.2.2 (d)(i) hereto, which shall be executed by HSW S.A. and the Company on the Closing Date, under which the Company shall, assign to HSW S.A. all the Assigned Receivables, under the condition that such receivables in the amount equal or smaller then the amount of the Assigned Receivables as of the Closing Date shall exist 30 days following the Closing Date. Provided fulfillment of the aforesaid condition precedent, HSW S.A. shall pay to the Company for the Assigned Receivables the remuneration equal to the amount of such receivables as of their assignment to HSW S.A (i.e. 30 days following the Closing Date);

Enesta Pledge – shall mean pledges established by HSW S.A. and by HSW Fundusz Kapitalowy Sp. z o.o. in favor of Enesta, pursuant to the agreements of May 28, 2003, securing Enesta Secured Receivable;

PeKaO Pledge – shall mean a registered pledge established by HSW S.A. in favor of PeKaO pursuant to the agreement of September 19, 2000, registered in the registry of pledges on December 1, 2000, securing PeKaO Secured Receivable;

Managers — shall mean the current Management Board members of, and the chief financial officer (glówny ksiegowy) of the Company, as well as any persons who would substitute the current Management Board members or the chief financial officer in their posts or will be appointed to the Management Board between the date hereof and the Closing Date, except for the Ladish Manager;

Ladish Manager — shall have the meaning assigned in Art. 4 § 1 Sec. 4 hereof;

Parties – means the Sellers and the Buyer;

Enesta – shall mean ENESTA Sp z o.o. with its seat in Stalowa Wola, entered into the register of business entities maintained by the District Court in Rzeszów, XII Commercial Division of National Court Register, under the number KRS 0000022699;

Pledge Waiver Statement — shall mean the statement duly executed by Enesta and duly acknowledged by HSW S.A and by HSW Fundusz Kapitalowy Sp. z o.o., in the form set forth in Schedule 1.3.1 (s) hereto, waiving and terminating the Enesta Pledge;

Sellers’ Accounts — shall mean (i) bank account opened by HSW S.A (hereinafter, “HSW Account”) and (ii) a bank account opened by HSW Fundusz Kapitalowy Sp. z o.o. (hereinafter, “HSW Fundusz Kapitalowy Account”), in the same bank operating in Poland, in which Ladish shall have opened its bank account in connection with this transaction, for purposes of assuring transfer in real time to such accounts of the portion of the Purchase Price, payable by Ladish to the Sellers pursuant to Art. 1 § 7 hereto;

Business Day – means a business day on which banks are open in the Republic of Poland and in the United States of America;

Transitional Period – means the period between the date of signing the Agreement and the Closing Date;

Affiliate(s) – means any entity toward which the respective Party is, as of that moment, an entity “dominant” in the meaning of Art. 4 § 1 Point 4 of the Polish Commercial Companies Code;

Collective Bargaining Agreement — shall mean the collective bargaining agreement executed on November 30, 2004 by the Management Board of the Company and Trade Unions, registered on February 14, 2005 by the National Labor Inspection;

Social Agreement — shall mean the agreement executed on April 14, 2003 by and among HSW S.A. and companies of HSW Group and Labor Unions, which set forth the terms for cooperation between the management board of HSW S.A. and management boards of HSW Group and labor unions in the process of restructurization of HSW Group companies, regaining financial stability and performance of restructurization plans in years 2003 – 2007, listed in Schedule 3.6.3 item 284 hereto.

Labor Bylaws — shall mean the labor bylaws binding in HSW S.A. and implemented by a virtue of the resolution of the Management Board of the Company No. 1/95 dated January 5, 1995, currently applicable in the Company;

Restructurization Law — shall mean the law of August 30, 2002 on restructurization of certain public payables from entrepreneurs (Journal of Law Nr 155 item 1287 with subsequent amendments).

Transaction Documents — mean this Agreement, Promised Shares Sale Agreement, Disclosure Agreement; Pledge Waiver Statement and any agreements (including the escrow agreements) or documents executed in connection therewith.

Art. 1.      SUBJECT MATTER OF THE AGREEMENT

§ 1.          Execution of the Promised Shares Sale Agreement

Upon the terms and subject to the satisfaction or waiver of conditions set forth in this Agreement, the Sellers and the Buyer obligate themselves to execute, on the Closing Date, the Promised Shares Sale Agreement, under which the Buyer will purchase the Shares from the Sellers on the Closing Date, for the Purchase Price, as defined in Art. 1 § 7 hereof, free and clear of any encumbrances, limited rights in rem, claims and other rights of Third Parties, together with all rights and obligations attached thereto. The Parties agree that delivery by Enesta of the Pledge Waiver Statement to the Enesta Escrow Account bank, pursuant to stipulations of Art. 1 § 5 Sec. 5 hereof, shall be tantamount with freeing the Shares from the Enesta Pledge, currently existing on the Shares in favor of Enesta.

§ 2.          Closing Date and Closing Deliveries

1. On the terms and subject to the conditions hereof, on the date as mutually agreed by the Parties yet not later than 1 (one) month from the later of the two dates: (i) the date of obtaining by Ladish of the UOKiK Permit or (ii) the date of obtaining by Ladish of the MSWiA Permit, provided the satisfaction or waiver pursuant to Article 1 §§ 3 and 4 hereof of all the conditions set forth in Article 1 §§ 3 and 4 hereof, however in any case not later than within 9 months from the day of signing the Agreement (the “Closing Date”) the Sellers and the Buyer shall execute the Promised Shares Sale Agreement, under which the Sellers shall transfer the Shares, free of any encumbrances, limited rights in rem, claims and other rights of third parties, with all the rights attached thereto, to the Buyer and the Buyer shall pay the Sellers the Purchase Price. The Closing shall take place at 11:00 A.M. at the offices of Soltysinski, Kawecki & Szlezak in Warsaw, Poland on the Closing Date.

2.	On the Closing Date the Parties shall take the following actions (collectively referred to as the “Closing”); for the avoidance of doubt, the Parties agree that only the performance of a given action shall trigger the obligation to perform a subsequent action:

a)	the Sellers shall deliver to the Buyer originals of any consents, certificates, excerpts, or other documents required pursuant to Article 1 § 3 of this Agreement;

b)	the Parties shall execute a statement confirming that all conditions precedent as set forth herein have been fulfilled or waived, if applicable;

c)	each Party shall deliver to the other Party a confirmation, in the form set forth in Schedule 1.2.2 (c) that all its representations and warranties made herein remain true and accurate as of the Closing Date and will be repeated by the Parties in the Promised Shares Sale Agreement; Additionally, the Sellers shall deliver to the Buyer (i) a Confirmation Statement confirming no change in the representations and warranties made to Ladish by the Managers in the Disclosure Agreement and (ii) resignation letter of the Supervisory Board and Management Board members, mentioned in Art. 1 § 3 Sec. 1 point (w) below;

d)	HSW S.A. and the Company shall enter into Conditional Assignment of Assigned Receivables Agreement, substantially in the form attached as Schedule 1.2.2 (d)(i) hereto and shall determine the value as of the Closing Date of the Company’s Receivables toward HSW and shall inform the Buyer about it with notification in the form set forth substantially in Schedule 1.2.2 (d)(ii) hereto;

e)	the Sellers and the Buyer shall execute the Promised Shares Sale Agreement substantially in the form attached as Schedule 1.2.2 (e) hereto;

f)	the Buyer shall make payment orders, pursuant to stipulations of Art. Article 1 § 7 of this Agreement and pursuant to the respective stipulations of the Promised Shares Sale Agreement;

g)	the Buyer shall deliver to the Enesta Escrow Account bank notice confirming execution of the Promised Shares Sale Agreement, as contemplated in Art. 1 § 7 Sec. 5 (4)(b);

h)	the Buyer shall deliver to the Company a notification made in accordance with Article 6 and 187 of the Commercial Companies Code, informing that the Buyer has become, as a result of the transfer of the Shares, a shareholder and dominant entity vis-á-vis the Company. The notification shall be executed by the Buyer in the form set forth in Schedule 1.2.2 (h) hereto;

i)	the Buyer shall cause the Management Board of the Company to promptly record the Buyer as a shareholder holding the Shares in the Company in the pertinent share ledger, and to sign a new list of shareholders and notification addressed to the relevant court, in the form set forth in Schedule 1.2.2 (i) hereto;

§ 3.         Conditions precedent for Buyer's Obligation to execute the Promised Shares Sale Agreement

1.	The obligation of the Buyer to execute the Promised Shares Sale Agreement shall be conditional and effective only upon satisfaction (or waiver by the Buyer) of each of the following conditions (for the avoidance of doubt, the conditions precedent specified in this Article 1 § 3 shall be reserved for the benefit of the Buyer and Buyer shall be entitled, at its sole discretion, to waive any of such conditions and execute the Promised Shares Sale Agreement and pay for any Shares despite non-fulfillment of such conditions):

a)	The representations and warranties of the Sellers contained in this Agreement or in any Schedule attached hereto shall be true and correct in all material respects and shall be repeated, at the Closing Date; there shall be no breach of the Sellers’ obligations under this Agreement;

b)	The representations and warranties of the Managers contained in the Disclosure Agreement or in any schedule attached thereto or delivered pursuant to that agreement shall be true and correct in all material respects and shall be repeated, at the Closing Date in the Confirmation Statement; there shall be no breach of the Managers’ obligations under the Disclosure Agreement and all the obligations of the Managers set forth in the Disclosure Agreement shall have been duly performed in the manner described therein; for avoidance of doubt, the truthfulness or completeness of the representations and warranties contemplated in point (a) above and in this point may be contested by Ladish based on the documents, knowledge and findings of Ladish obtained as a result of its audits of the Company or independent investigations of Ladish;

c)	Receipt by the Buyer from the Sellers of the consolidated text of the notarized Articles of Association;

d)	Receipt by the Buyer from the Sellers of a statement from the Central Pledge Register issued not later than three days prior to the Closing Date, stating that neither the Sellers in relation to the Shares nor the Company in relation to all its assets, are listed as the pledgor in the register of pledges, and that there are no proceedings pending for the entry of any pledge;

e)	Receipt by the Buyer from the Sellers of excerpts from the Central Treasury Pledge Register issued by the Minister of Finance not later than two days prior to the Closing Date, confirming that there are no pledges on any assets of the Company, or on the Shares owned by the Sellers;

f)	Receipt by the Buyer from the Sellers of excerpts from land and mortgage registers maintained for real estate being the property of or being in perpetual usufruct of the Company issued not later than two weeks prior to the Closing Date, confirming that there are no mortgages encumbering the said real properties, except for the compulsory mortgage established on January 9, 2002 in favor Social Security Fund (ZUS) in Stalowa Wola for the amount of 3,551,294.44 PLN (three million five hundred fifty one thousand two hundred ninety four and forty four groszys) securing performance of the restructurization agreement executed according to Restructurization Law, envisaging repayment in installments of payables till August 25, 2005, which mortgage shall be released upon repayment of such payables;

g)	Receipt by the Buyer from the Sellers of certificates (with respect to the Company) of: (i) the Revenue Office, (ii) of the pertinent Social Security Agency Branch (ZUS), (iii) of State’s Fund for Rehabilitation of Disabled Persons (PFRON), and (iv) of the pertinent Municipal Authority, issued not later than 7 (seven) days prior to the Closing Date, confirming that the Company is not in arrears with any taxes, social dues or other public charges payable to the above institutions (except for taxes, charges and fees covered by the restructurization of public payables in accordance with Restructurization Law), and that such taxes, charges and fees are payable in accordance with the pertinent restructurization timetable;

h)	Receipt by the Buyer of a statement from the Managers confirming that at the Closing Date the Company remains the sole owner of all assets (including, but not limited to assets listed in Schedule 1.3.1 (h)1), which the Company has been using on normal basis for its production purposes;

i)	Receipt by the Buyer of a statement from the Managers confirming that there are no encumbrances on Company assets and that none of the assets used by the Company is subject to any transfer of ownership agreement, or other agreement obligating the Company to transfer, encumber or otherwise dispose of such assets, except for sale or cooperation agreements pertaining to sale or delivery of finished products, tools, instrumentation (oprzyrzadowanie), metal scrap of the Company;

j)	Receipt by HSW S.A. of the resolution of the General Assembly of Shareholders of HSW S.A. consenting to sale of the Share held by HSW S.A. in the Company to the Buyer;

k)	Receipt by HSW – Fundusz Kapitalowy Sp. z o.o. of the resolution of the Meeting of Shareholders of HSW – Fundusz Kapitalowy Sp. z o.o. consenting to the sale of Shares in the Company held by HSW – Fundusz Kapitalowy Sp. z o.o. to the Buyer;

l)	receipt by the Buyer from the Managers confirmation of absence as of the Closing Date of any powers of attorney, including prokuras, granted by the Company to any Third Parties, except for the powers of attorney for pending lawsuits, enumerated in such statement;

m)	Receipt by the Buyer of the unconditional clearance decision regarding to the acquisition of Shares by the Buyer of the President of the Competition and Consumer Protection Office or in this respect the conditional consent of the President of the Competition and Consumer Protection Office, with the reservation that the conditions stipulated in such conditional decision are – in the exclusive opinion of the Buyer – acceptable to the Buyer (“UOKiK Permit”);

___________________________________
1 List of Company's fixed assets (ewidencja srodkow trwalych)

n)	Receipt by the Buyer of a permit of the Minister of Internal Affairs and Administration for the acquisition of the Shares (“MSWiA Permit”);

o)	Receipt by the Buyer of a copy of the Conditional Assignment of Assigned Receivables Agreement, duly executed by HSW S.A. and the Company and information about the amount of the Company’s Receivables toward HSW;

p)	acceptable to Ladish results of pre closing audit of the Company in accordance with Art. 1 § 6 below;

q)	Receipt by the Buyer of a satisfactory to the Buyer annex to agreements concluded between the Company, Fumis-Bumar, and Energocontrol, clarifying the legal status of the furnace and stating, inter alia, that Fumis-Bumar and Energocontrol do not have any claims against the Company and waive any such claims against the Company;

r)	receipt by the Buyer of from the Sellers of the consent of the Management Board of the Company for sale of Shares to the Buyer;

s)	receipt by the Buyer from the Enesta Escrow Account bank of the confirmation of Enesta’s delivery to the Enesta Escrow Account bank of the original copy of the Pledge Waiver Statement executed by Enesta, in the form set forth in Schedule 1.3.1 (s) hereto, along with the copy of such Pledge Waiver Statement;

t)	Receipt by the Buyer of annexes to the existing agreements between the Company and the companies of the Capital Group HSW, amending the existing agreements in the manner satisfactory to Ladish;

u)	Ladish Manager has been appointed to, and remains as of the Closing Date, member of the Management Board of the Company; this condition shall be deemed to be fulfilled in case of resignation of the Ladish Manager made between the moment of his appointment and the Closing Date;

v)	Execution of the HSW Escrow Account agreement;

w)	upon presentation to Ladish of the Confirmation Statement, contemplated in point b) above and upon fulfillment of conditions set forth in points (h), (i) and (l) above, members of the Supervisory Board and Management Board shall sign their resignation letters with immediate effect and shall deliver such letters to the Company and Ladish, so that as a result of such resignations, on the Closing Date the Supervisory Board shall consist of members appointed only by the employees and the Management Board shall consist of the President of the Management Board and Ladish Manager.

§ 4.         Conditions precedent to Sellers' Obligation to execute the Promised Shares Sale Agreement

The obligation of the Sellers to execute the Promised Shares Sale Agreement at the Closing Date shall be conditional and effective only upon satisfaction (or waiver by the Sellers) of each of the following conditions (for the avoidance of doubt, conditions precedent specified in this Article 1 § 4 shall be reserved for the benefit of the Sellers and Sellers shall be entitled, at its sole discretion, to waive any of such conditions and sell the Shares despite non-fulfillment of such conditions):

a)	The representations and warranties of the Buyer contained in this Agreement or in any Schedule attached thereto shall be true and correct in all material respects and shall be repeated, at the Closing Date; there shall be no breach of the Buyer’s obligations under this Agreement;

b)	The consents as set forth in Art. 1 § 3 (m) and (n) shall have been obtained in accordance with applicable law and there are no grounds for the challenge of such consents by any Third Party or the applicable authority;

c)	Receipt by the Sellers from the Buyer of the copy of its Board of Directors approval of execution of the Promised Shares Sale Agreement;

d)	Receipt by the Sellers of annexes to the existing agreements between the Company and the companies of the Capital Group HSW, amending the existing agreements in the manner satisfactory to the Sellers;

e)	Crediting the Enesta Escrow Account with the Enesta Deposited Amount;

f)	Execution of the HSW Escrow Account agreement.

§ 5.         Fulfillment of the conditions precedent

1.	The Buyer undertakes to file applications for the decisions referred to in Art. 1 § 3 (m) and (n) above within 14 (fourteen) days of the date of conclusion of the Agreement, provided that the Buyer obtains, with proper time advance, from the Company and the Sellers all relevant information and documents, requisite for submission of the complete applications. The Buyer also undertakes to duly (i.e. in compliance with the deadlines set down by the Competition and Consumer Protection Office and Ministry of Internal Affairs and Administration and specific legal provisions) supplement the filed applications, should this prove to be necessary, provided that the Buyer obtains, with proper time advance, from the Company and the Sellers all relevant information and documents, requisite for submission of the supplements to application(s). The Parties shall undertake efforts to complete and submit the applications within 14 days from the date hereof.

2.	The Parties hereby undertake to make every effort to ensure fulfillment of the conditions precedent. Without breaching the above provisions, the Parties resolve that all demands and questions from any state authorities and courts shall be handled by the Parties in consultation with each other and to this end the Parties shall engage in immediate co-operation and shall ensure all necessary information and assistance, legitimately demanded by such state authorities, courts or other authorities, after having received a request in this respect from the other party. Notwithstanding the foregoing, all decisions as to actions in such proceedings (including without limitation any decision to appeal or contest such proceedings or portions thereof) shall be taken exclusively by the parties making the respective application, in its unfettered discretion.

3.	The Parties represent that their objective is that the Closing Date occurs as quickly as possible, not later than 1 month from the later of the two dates: (i) the date of obtaining by Ladish of the UOKiK Permit or (ii) the date of obtaining by Ladish of the MSWiA Permit, however in any case not later than within 9 months from the day of signing the Agreement. After this date, if any of the conditions precedent has not been fulfilled, the Agreement shall cease to be binding and the Parties shall not be obliged to execute the Promised Shares Sale Agreement, unless the Parties resolve otherwise and amend this Agreement accordingly. If the Agreement expires, in accordance with the previous sentence, none of the Parties shall seek any claims against the other Party, resulting from a breach of the obligations of the other Party under the Agreement.

4.	The Parties shall immediately inform each other about fulfillment of the conditions precedent set out in Art.1 §§ 3 and 4 or the absence of such fulfillment or that fulfillment of one or more of such conditions precedent is impossible. Such notifications shall be conveyed in writing within 5 Business Days counting from the day of service of the decision or performance of the actions or receipt by the Party of information on performance of the actions referred to above, or within 2 Business Days if it becomes obvious that the condition precedent will not be fulfilled.

5.	The Sellers and Ladish shall undertake best efforts to execute with Enesta and the Enesta Escrow Account bank, the Enesta Escrow Account agreement, on the terms and conditions set forth in Art. 1 § 7 Sec. 5 hereof, within 1 (one) month from the date hereof. If the Enesta Escrow Account agreement is not executed within 1 (one) month from the date hereof, or Enesta fails to deliver to the Enesta Escrow Account bank, the original of the Pledge Waiver Statement within 2 (two) weeks from the date of execution of the Enesta Escrow Account agreement, then Ladish shall have the right to terminate this Agreement with immediate effect, without any adverse legal consequences, including but not limited, any obligation to redress any damages suffered by the Sellers or the Company as a result of such termination.

6.	If despite:

(1)	fulfillment of all conditions precedent within the deadline set forth in Art. 1 § 2 Sec. 1 and Art. 1 § 5 Sec. 3 hereof, and

(2)	performance of the actions set forth in Art. 1 § 2 Sec. 2 (a)-(d) hereof,

a Party refuses to execute the Promised Shares Sale Agreement, then such Party shall pay to the remaining Party(ies) an aggregate contractual penalty in the amount of 4,000,000 PLN (four million zlotys).

§ 6.         Pre-Closing Audit

1.	The Closing shall not take place until the Buyer carries out the audit of the state of the Company enterprise on the following terms and conditions. The audit shall cover but not be limited to the following issues: (i) the status of the Company’s assets; (ii) quality of the Company’s receivables, (iii) level of payables, (iv) inventory levels, and (v) financial income (vi) update of legal matters (vii) soil testing. The scope of the audit shall be agreed by the Parties and the Company within 12 (twelve) Business Days from the date hereof. If the Parties and the Company fail to agree on the scope of audit, then Ladish shall be entitled to terminate this Agreement with immediate effect, without any adverse legal consequences, including but not limited, any obligation to redress any damages suffered by the Sellers or the Company as a result of such termination. The audit should be completed within 15 (fifteen) Business Days of the day on which all the conditions precedent, except for the condition referred to under Art. 1 § 3 Sec. 1 (p) above, are fulfilled or waived, if applicable.

2.	If as a result of the audit the Buyer finds out that any of the criteria set forth in Schedule 1.6.2 hereto have not been observed then the Buyer shall promptly notify about such fact the Sellers and shall have the right to terminate this Agreement with immediate effect, without any adverse consequences, including but not limited, any obligation to redress any damages suffered by the Sellers or the Company as a result of such termination. For avoidance of doubt, the Parties confirm that in case of termination of the Agreement by the Buyer, the Buyer shall remain liable for performance of the obligation set forth in Sec. 3 below and in Art. 4 § 1 Sec. 8 hereof.

3.	If the Buyer terminates the Agreement pursuant to stipulations set forth in Sec. 2 above, then the Sellers shall be released from obligation to cure any damages, which the Buyer may incur as a result of such termination.

4.	If Ladish terminates this Agreement, then Ladish shall be obliged not to use the information concerning the Company, obtained during its audits of the Company. The aforesaid limitation does not apply to information, which is or was publicly available, or was known to Ladish prior to commencement of the audits.

§ 7.         Price

1.	In view of the fact that the Shares are not equal, the Shares Sale Price shall constitute the nominal value of a Shares divided by 100 multiplied by the price paid in PLN by the Buyer for each 100 PLN of the nominal value of the share in the Company share capital, which shall amount to PLN 111.6172.

2.	In consideration for the Shares the Buyer shall pay the Sellers the aggregate Purchase Price in the amount of PLN 38,400.000 (thirty eight million four hundred thousand zlotys) of which the Buyer shall pay to HSW S.A. for HSW Share the amount of PLN 28,274,645.75 PLN (twenty eight million two hundred seventy four thousand six hundred forty five zlotys and seventy five groszys) and shall pay to HSW – Fundusz Kapitalowy Sp. z o.o. for HSW Fundusz Kapitalowy Share the amount of PLN . 10,125,354.25 PLN (ten million one hundred twenty five thousand three hundred fifty four zlotys and twenty five groszys).

3.	The Buyer shall pay the Purchase Price to the Sellers in the following manner:

(1)	The Buyer shall transfer at the Closing Date:

(a)	to HSW Fundusz Kapitalowy Account the amount of 10,125,354.25 PLN (ten million one hundred twenty five thousand three hundred fifty four zlotys and twenty five groszys), and

(b)	to HSW S.A. Account the amount equal to the difference between 28,274,645.75 PLN (twenty eight million two hundred seventy four thousand six hundred forty five zlotys and seventy five groszys) and the sum of the Enesta Deposited Amount and the HSW Deposited Amount; and

(c)	to HSW Escrow Account, the HSW Deposit Amount;

(2)	The Buyer shall transfer till the Closing Date at latest the amount of 9,000,000 PLN (nine million zlotys) to the Enesta Escrow Account (“Enesta Deposited Amount”).

For avoidance of doubt, the Parties confirm that crediting (i) the Sellers Accounts and (ii) Enesta Escrow Account with amounts as contemplated above and debiting Ladish account with transfer of HSW Deposit Amount to the HSW Escrow Account, shall be regarded by the Parties as full and proper payment of the entire Purchase Price.

4.	The Parties agree to provide in the Promised Shares Sale Agreement that the Shares shall transfer to the Buyer upon crediting (i) the Sellers Accounts and (ii) Enesta Escrow Account with amounts as contemplated in Sec. 3 above and debiting Ladish account with transfer of HSW Deposit Amount to the HSW Escrow Account.

5.	The Parties agree that the Enesta Escrow Account agreement shall provide the following:

(1)	the Escrow Account is opened in the name of Ladish;

(2)	the Enesta Deposited Amount, along with any and all interest accrued shall remain during the deposit at the Enesta Escrow Account the property of Ladish;

(3)	HSW S.A. shall instructs Ladish to transfer on behalf and account of HSW S.A., provided fulfillment of the conditions precedent specified below, the Enesta Deposited Amount to Enesta. Enesta shall agree in the agreement to accept such transfer and confirm that despite the fact that the Secured Receivable will only be repaid in part with the Enesta Deposited Amount, Enesta shall have, following release of the Enesta Deposited Amount, no claims toward the Shares or Ladish.;

(4)	The Enesta Deposited Amount, without the interest, shall be released to the bank account of Enesta, indicated in the Enesta Escrow Account agreement, only if the following conditions are jointly met:

(a)	Enesta has delivered to the Enesta Escrow Account bank the original copy of the Pledge Waiver Statement, and

(b)	Ladish has delivered to the Enesta Escrow Account bank a notice informing the Enesta Escrow Account bank about execution of the Promised Shares Sale Agreement.

(5)	If both conditions specified in Point (4) above are fulfilled till November 24, 2005, then the Escrow Account bank shall:

(a)	transfer the Enesta Deposited Amount to the bank account of Enesta, indicated in the Escrow Account agreement;

(b)	deliver to Ladish the original copy of the Pledge Waiver Statement; and

(c)	transfer the amount of accrued interest to bank account indicated by Ladish;

(6)	If both conditions specified in Point (4) above are not fulfilled till November 24, 2005, then the Enesta Escrow Account bank shall transfer the Enesta Deposited Amount along with the entire amount of interest accrued, to the bank account indicated by the Ladish;

(7)	The costs and fees related with opening and maintenance of the Enesta Escrow Account shall be borne by HSW S.A.

6.	The Parties agree that the HSW Escrow Account agreement shall provide the following:

(1)	the HSW Escrow Account is opened in the name of HSW S.A.;

(2)	the HSW Deposited Amount, along with any and all interest accrued shall remain during the deposit at the Escrow Account the property of HSW S.A.;

(3)	the HSW Deposited Amount shall be, following expiry of the 30 days period from the Closing Date, transferred on behalf of the Company, to HSJ’s bank account indicated in writing to the HSW Escrow Account bank, as repayment by the Company of its overdue payables toward HS, unless prior to that date the Company or Ladish delivers to HSW Escrow Account bank a notice informing:

(i)	about full satisfaction of the Assigned Receivables and Company’s Receivables toward HSW, in which case the entire HSW Deposited Amount along with all the interest accrued shall be transferred to a bank account indicated in writing by HSW S.A.; or

(ii)	about partial satisfaction of the Assigned Receivables or Company’s Receivables toward HSW, in which case, the amount equal to the difference between the value of the HSW Deposited Amount and the value of the partially satisfied Assigned Receivables and Company’s Receivables toward HSW shall be transferred on behalf of the Company, to HSJ’s bank account indicated in writing to the HSW Escrow Account bank, as repayment by the Company of its overdue (i.e. due since more than 45 days) payables toward HSJ, and the remaining amount along with all the interest accrued shall be transferred to a bank account indicated in writing by HSW S.A.

(4)	The costs and fees related with opening and maintenance of the HSW Escrow Account shall be borne by the Company or Ladish.

Art. 2.     REPRESENTATIONS AND WARRANTIES OF SELLERS

The Sellers represent and warrant to the Buyer, subject to provisions of Art. 7 § 6 Sec. 2 hereof, as follows:

§ 1.         Legal status of the Company

1.	The Company is a limited liability company, established and operating pursuant to Polish law, entered in the Register of Business Entities of the National Court Register maintained by the District Court in Rzeszów, XII Commercial Division of the National Court Register, under number KRS 0000065981 on November 26, 2001.

2.	According to the Best Knowledge of the Sellers, the Company has not applied for the declaration of its bankruptcy and has not been notified that an application for the declaration of the Company’s bankruptcy have been initiated or notified in writing by any third party.

3.	The Company does not have any subsidiaries. The Company does not hold any shares in any partnerships, companies or other entities in Poland or abroad or has rights, contingent or otherwise, to acquire any shares or securities of any other entity.

4.	The Articles of Association of the Company binding as of the execution date of the Agreement and the excerpt from the Register of Business Entities of the National Court Register constitute, respectively, Schedules 2.1.4 (a) and (b) to this Agreement. There are no shareholders resolutions amending the Articles of Association of the Company, which are pending registration as of the date hereof.

§ 2.         Shares and Share Capital

1.	The Shares are free of the registered pledge or any other encumbrances, limited rights in rem, claims or other rights of Third Parties except as disclosed in Schedule 2.2.1. The Sellers covenant that until the Closing Date at latest, the Shares shall be free of the pledges referred to above or any other encumbrances, limited rights in rem, claims or other rights of third parties.

2.	Except as disclosed in Schedule 2.2.1 hereto, there is no agreement or obligation (whether contingent or actual) to create or give any encumbrance, limited right in rem, claim or other restriction in relation to the Shares. Except as disclosed in Schedule 2.2.1 no person claims to be entitled to any encumbrance, limited right in rem, claim or other rights in relation to the Shares. The Sellers have validly acquired the Shares, and there are no grounds for challenge of such acquisition by any Third Party (including without limitation, its creditors, other shareholders of the Company, whether past or present, or the Company).

3.	The Shares are designated for sale and as such represent turnover assets (aktywa obrotowe), as property evidenced in the books of each Seller, and do not represent fixed assets of the Sellers (aktywa trwa³e) within the meaning of the pertinent accountancy laws applicable in Poland. The Shares were entered into the books of each respective Seller as turnover assets; HSW S.A. has made such entry on December 31, 2004 and HSW Fundusz Kapitalowy on December 31, 2003.

4.	The Company’s share capital is PLN 38,198,400 (say: thirty eight million one hundred ninety eight thousand four hundred zlotys) and is divided into 51 unequal shares.

5.	The share capital of the Company has been fully covered in accordance with the applicable provisions of Polish law. There is no agreement or arrangement to which the Company and/or the Sellers are parties to change the share capital of the Company. In particular, there are no shareholder resolutions increasing the share capital of the Company which have been adopted, but not yet registered. The Company has no issued any bonds or other securities, the holders of which have the right to vote (or which are convertible or exchangeable into rights having the right to vote) at the shareholders voting on any matter.

§ 3.         The authorization of the Sellers

1.	The persons representing each of the Sellers at the signing of the Agreement represent that each of the Sellers is in possession of all the required authorizations and powers to execute and perform the Agreement.

2.	The Agreement was executed by each of the Sellers in accordance with the Polish law, represents the source of the Sellers’ obligations and the basis for the performance of the Agreement in accordance with the provisions thereof.

3.	The execution and performance of the Agreement and execution and performance of the Promised Shares Sale Agreement by the Sellers shall not:

a)	breach the provisions of any permit, authorization or exemption, or a consent or confirmation, issued by public administration authorities pursuant to the provisions of law applicable to the Sellers, nor shall it require applying for or obtaining such a permit or consent;

b)	breach any administrative decision or a court decision or ruling applicable to the Sellers;

c)	contradict or cause the non-performance or undue performance, or be the foundation for the dissolution, annulment or early performance of any obligation, in connection with the Sellers’ charters or articles of associations or by-laws, or

d)	breach any term, reservation or stipulation of an agreement to which any of the Sellers is a party, or document or other obligation binding on any of the Sellers.

§ 4.         The right to dispose of Shares

1.	The Sellers are the shareholders of the Company and have been duly executing their shareholders’ rights embedded in the Shares.

2.	The Sellers are entitled to dispose of the Shares and, this right is free from any limitations resulting from the provisions of law, Sellers’ articles of association or charters and Third Party rights. In particular, the Sellers have obtained all required by law or their charters or articles of associations, approvals and consents for execution and performance of this Agreement and for execution and performance of the Promised Shares Sale Agreement. All such approvals and consents are attached hereto in Schedule 2.4.2.

3.	The Shares represent 90.07% of the shares in the share capital of the Company and represent 90.07 % of all the votes at each shareholders voting.

4.	Except for this Agreement there is no other agreement or commitment which imposes the obligation to establish, allocate, or transfer of any shares in the Company (together with options, pre-emptive or conversion rights).

§ 5.         Financial Statements and No Material Changes

1.	The Sellers has heretofore furnished to the Buyer copies of financial statements of the Company, as of 2003, 2002 and 2001 as approved by the shareholders meeting of the Company, all reviewed by A&E Consult Sp. z o.o.(the audited financial statement of the Company as at December 31, of a pertinent year, (such date, the “Balance Sheet Date”) are hereinafter referred to as the “Financial Statements”). The financial Statements, except as indicated therein otherwise, have been prepared in accordance with the Polish Law of September 29 1994 on Accounting (Journal of Law of 2002 no 76, item 694 with subsequent amendments) and with Polish accounting principles consistently followed and applied throughout the periods indicated. If at the Closing Date exists financial statement of the Company as of 2004, approved by the shareholders meeting of the Company then the Sellers shall deliver copy thereof to the Buyer and shall make a representation about conformity of such financial statement sheet with the financial statement approved by the shareholders meeting.

§ 6.         Books and Records

1.	The minute books of the Company, contain records of all meetings of, and corporate action taken by (including action taken by written consent) the shareholders of the Company since its establishment. Except as reflected in such minute books, there are no minutes of meetings or resolutions of the shareholders of the Company. Except as reflected in such minute books, there are no resolutions adopted without meetings of the shareholders of the Company.

§ 7.         Real Property

1.	Schedule 2.7.1 hereto contains an accurate and complete list of all real property owned or held in perpetual usufruct in whole by the Company

2	The Company’s real property is not encumbered with any limited rights, including a statutory mortgage, or rights arising from lease, or life usufruct agreements, easements except as disclosed in Schedule 2.7.2 hereto;

§ 8.         Employment Guarantees or Compensations for Termination of Employment

1.	Neither the Company is a party, nor is it obligated to apply nor applies, nor are any of its employee covered by any agreement, regulation or any act of the so-called internal labor law which would grant to the employees any employment guarantees or similar privileges or which would impose on the Company an obligation to make any form of payments or compensations in case of termination of employment of its employee(s), in excess of the payments to which employees are entitled under the commonly applicable provisions of law or which would restrict the Company’s rights with respect to termination of employment beyond the restrictions stemming from the commonly applicable provisions of law, except for the agreements or contracts, if any, which may be during the Transitional Period entered into or approved by Ladish.

2.	Neither the Collective Bargaining Agreement nor the Social Agreement to which the Company is a party, nor the Labor Bylaws (Regulamin Pracy) which the Company applies, represents an agreement nor contains any stipulations contemplated in Sec.1 of this paragraph 8.

§ 9.         Exclusivity of representations and warranties

1.	The representations and warranties of the Sellers contained in this Art. 2 §§ 1-8 are the sole representations and warranties regarding the Company and the Shares binding on the Sellers on which the Buyer may rely in execution of the Agreement.

Art. 3.      REPRESENTATIONS AND WARRANTIES OF THE BUYER; RESTRICTIONS AND OBLIGATIONS OF THE BUYER

The Buyer represents and warrants to the Sellers as follows:

§ 1.         Legal Status

1.	The Buyer has the legal capacity and the capacity to enter into legal transactions, and the persons representing the Buyer are duly authorized to execute and perform this Agreement and the Promised Shares Sale Agreement.

2.	The Agreement was executed by the Buyer in accordance with laws binding upon the Buyer, represents the source of the Buyer’s obligations and the basis for the performance of the Agreement in accordance with the provisions thereof.

§ 2.         Consents and confirmations. Absence of breaches

1.	Except as disclosed in Schedule 3.2.1 hereof, execution and performance of the Agreement and execution and performance of the Promised Shares Sale Agreement by the Buyer shall not:

a)	breach the provisions of any permit, authorization or exemption, or a consent or confirmation, issued by public administration authorities pursuant to the provisions of law applicable to the Buyer, nor shall it require applying for or obtaining such a permit or consent;

b)	breach any administrative decision or a court decision or ruling applicable to the Buyer;

c)	contradict or cause the non-performance or undue performance, or be the foundation for the dissolution, annulment or early performance of any obligation, in connection with the Buyer’s Statutes, agreements or by-laws, or

d)	breach any term, reservation or stipulation of an agreement to which the Buyer is a party, or document or other obligation binding on the Buyer.

2.	The Agreement has been executed by the Buyer in accordance with the applicable law, is the source of the Buyer’s obligations and the foundation for the enforcement of the Agreement in accordance with the provisions thereof.

3.	The execution and enforcement of the Agreement by the Buyer will be in accordance with the provisions of Polish law.

§ 3.         Sufficient funds

The Buyer represents that it is in possession of sufficient funds required to perform all the obligations resulting from the Agreement.

§ 4.         Limitation on disposal of the Shares.

The Buyer undertakes, within 5 (five) years from the Closing Date, not to transfer the ownership of the Shares and new shares in the Company created as a result of the increase in the company capital, to Third Parties, so that as a result of such transfer or acquisition of new shares, the Buyer together with its Affiliates shall cease to hold at least 51% of all the shares and votes in the Company, unless a Third Party interested in the acquisition of the Shares or new shares in the Company undertakes in writing to become jointly and severally liable for the Buyer’s outstanding obligations hereunder.

§ 5.         Company's operations.

1.	Except for cases prompted by Force Majeure, the Buyer shall not cause the Company, within 5 (five) years from the Closing Date, to:

a)	interrupt or cease its forging activity (dzialalnosc kuziennicza), except for necessary interruptions connected with modernization or replacement of the Company’s assets, made pursuant to the investment plans of the Buyer or interruptions caused by a strike in the Company;

b)	be liquidated or dissolved, except for a merger with another company, provided that as a result of such merger, Ladish with its Affiliates shall hold at least 51% of shares in such company;

c)	sell the entire enterprise or sell such part of the assets that the Company would be deprived of the possibility to conduct forging activity (dzialalnosc kuziennicza) or to undertake other actions which would prevent the Company from conducting its forging operations (dzialalnosc kuziennicza), except for necessary interruptions connected with modernization or replacement of the Company’s assets, made pursuant to the investment plans of the Buyer;

d)	perform any other undertaking which in one or in numerous transactions would constitute a complete disposal of the Company’s enterprise within the meaning of Art. 55[1] of the Civil Code or of forging assets, which disposal would cause a situation in which the Company is deprived of the possibility to conduct the forging activity (dzialalnosc kuziennicza), except for a merger with another company, provided that as a result of such merger, Ladish with its Affiliates shall hold at least 51% of shares in such company.

2.	If the Buyer breaches obligation set forth in Sec. 1 above, save for cases where such breach was prompted by Force Majeure, the Buyer shall pay to the Sellers a contractual penalty in the amount of:

(1)	38,400,000 PLN (thirty eight million four hundred thousand zlotys) if the breach takes place within the first year from the Closing Date; or

(2)	20,000,000 PLN (twenty million zlotys) if the breach takes place within the second year from the Closing Date; or

(3)	10,000,000 PLN (ten million zlotys) if the breach takes place within the third year from the Closing Date; or

(4)	5,000,000 PLN (five million zlotys) if the breach takes place within the fourth or fifth year from the Closing Date.

3.	The Buyer undertakes unconditionally towards the Sellers that by December 31, 2010 it will cause and ensure the investments by the Company in fixed assets, computer software, know-how, modernization of its assets in the total amount of PLN 8,000,000 (eight million zlotys). The Buyer plans that the amount of 4,500,000 PLN (four million five hundred thousand zlotys) shall be invested in the Company during the period till December 31, 2008 and the amount of 3,500,000 PLN (three million five hundred thousand zlotys) during the period between January 1, 2009 and December 31, 2010.

§ 6.         Absence of other representations or warranties

The Buyer agrees and confirms that:

1.	The representations and warranties contained in the Art. 3 §§1-3 hereof are the sole representations and warranties made by the Buyer.

2.	The Buyer has not relied on explicit or implicit representations or warranties made or conveyed by the Sellers or on its behalf, except for the representations and warranties of the Sellers set out in the Art. 2 §§ 1-8 hereof. For avoidance of doubt, the Sellers shall not be liable for breach of, or any inaccuracy, incompleteness or other defects of the representations and warranties delivered to Ladish by the Managers in the Disclosure Agreement (set forth substantially in Schedule 3.6.2 hereto) or the Confirmation Statement. The Buyer waives toward the Sellers, their representatives, advisors or consultants, any and all claims resulting from the present or future obligations of the Company, except for the claims of the Buyer against the Sellers resulting from untruthfulness, incorrectness in any respect of any of the representations and warranties of the Sellers made to the Buyer in this Agreement and pertaining to the current or future obligations of the Company.

3.	The Buyer had access and reviewed the documents of the Company listed in Schedule 3.6.3 hereto.

Art. 4.     OBLIGATIONS OF THE SELLERS IN THE TRANSITIONAL PERIOD

§ 1.         Conduct of Business of the Company

1.	Subject to Sec. 3 and 4 below, the Sellers undertakes in the Transitional Period that they shall make their best efforts to ensure that the situation of the Company as of the date hereof, does not undergo material changes, and in particular that:

(1)	entries in the Company records do not change by more than stated in Schedule 4.1.1.1 to the Agreement;

(2)	the Company does not enter into any agreements which materially affect its situation, in particular but not limited to, any agreement contemplated in Art. 2 § 8 hereof;

(3)	the Company does not incur in one action or series of legal actions any obligations in excess of 250,000 PLN, except for the agreements and obligations related to its on-going operations in the regular scope and pertaining to the purchase of the raw materials, the purchase of electric energy or gas or co-operation with agents, car and train transportation, provided however that:

(i)	the costs of the purchase of the raw materials shall not exceed per month the net amount of 8,400,000 PLN (eight million four hundred thousand zlotys);

(ii)	the total cost of purchase of electric energy and gas shall not exceed per month the net amount of 1,500,000 PLN (one million five hundred thousand zlotys);

(iii)	the average monthly net cost of remuneration of foreign trade agents, car transportation and train transportation shall not exceed 250,000 PLN (two hundred fifty thousand zlotys).

(4)	the Meeting of the Company Shareholders does not adopt any resolution regarding the issues set forth in § 22 point 3-21 of the Company Articles of Association, except for the resolution of the Annual Shareholders Meeting of the Company regarding coverage of losses for 2004 with profits from future years.

(5)	the Company refrains from incurring or modifying any liability or obligation of any nature except immaterial liabilities or obligations incurred in the ordinary course of business consistent with past practice,

(6)	the Company does not permit any of its assets to be subject to any encumbrance, transfer of ownership, claim or other rights of third party other than as disclosed in Schedule 4.1.1.6 hereto,

(7)	the Company refrains from (i) selling, transferring or otherwise disposing of any assets except for inventory, tools, metal scrap and instrumentation and its products in the ordinary course of business consistent with past practice, or (ii) making any acquisition of any assets (except for acquisitions in the ordinary course of business and in the manner consistent with the past practice), capital stocks, securities or business of any other Third Person,

(8)	the Company refrains from making any capital expenditure or commitment therefore, or incurring any investment obligations in excess of 100,000 PLN (one hundred thousand zlotys) individually or 250,000 PLN (two hundred and fifty thousand zlotys) in the aggregate,

(9)	the Company refrains from declaring, paying or setting aside any dividend or dividend advances, making any distribution with respect to, or splitting, combining, redeeming or reclassifying, purchasing or otherwise acquiring directly, or indirectly, any shares of its capital,

(10)	the Company refrains from incurring or increasing any indebtedness (including refinancing) for borrowed money, or making any loan or credit to any Third Person;

2.	During the period from the date of this Agreement to the Closing Date, the Sellers shall cause the Supervisory Board to assign one of the members of the Supervisory Board to supervision over Company’s compliance with the restrictions and obligations set forth in Sec. 1 above.

3.	During the period from the date of this Agreement and the date of obtaining by Ladish of the UOKiK Permit, the Sellers shall cause the Company to contact Ladish representative and request in writing his/her prior approval for any action of the Company which would be contrary to stipulations set forth in Sec 1 above or which in the reasonable opinion of the Company would otherwise be material to the Company or its operations.

4.	Following the date of obtaining by Ladish of the UOKiK Permit, the Sellers shall cause the Supervisory Board of the Company to appoint to the Management Board of the Company, as new member, person indicated by Ladish (“Ladish Manager”). Following such appointment, the Sellers shall procure that the remaining members of the Management Board shall consult with and request in writing obtaining his/her prior approval for any action of the Company which would be contrary to stipulations set forth in Sec. 1 above or which in the reasonable opinion of the Company would otherwise be material to the Company or its operations.

5.	The Ladish representative contemplated in Sec. 3 above, or as the case may be the Ladish Manager, shall communicate to the Company in writing his/her approval or rejection of approval, for request of the Company made pursuant to Sec. 3 or 4 above, within 7 (seven) Business Days from the date of receiving the written request from the Company. In case of the rejection of the approval, Ladish shall present the reasons behind such rejection.

6.	If Ladish representative contemplated in Sec. 3 above, or as the case may be the Ladish Manager, fails to communicate to the Company in writing his/her approval or rejection of approval within 7 (seven) Business Days from the date of receiving the written request from the Company, then absence of such response shall be deemed as acceptance of Ladish of the request of the Company.

7.	If despite rejection of the approval the Company proceeds with respective action or performs the action without notifying Ladish about it, then Ladish shall have the right to terminate this Agreement with immediate effect, without any adverse legal consequences, including but not limited, any obligation to redress any damages suffered by the Sellers or the Company as a result of such termination.

8.	If (i) as a result of the Ladish rejection, the Company has not entered into an agreement with a reputable entity of a proper financial standing, which if executed would not have required the Company to make capital expenditure for purposes of its performance and would have yielded a net profit at the level of at least 4% (four per cent) of the value of the agreement and (ii) the Promised Shares Sale Agreement is not executed within the deadline set forth herein, then Ladish following expiry of such deadline, shall place or procure placement by a Third Party of an order which will allow the Company to generate the same amount of net profit as the rejected agreement. Alternatively, Ladish may release itself from the aforesaid obligation by paying the Company the amount equal to the value of the net profit of the rejected agreement.

9.	The Sellers agree not to take any action, or omit to take any action, which would cause any of the representations and warranties contained in Art. 2 §§ 1-8 hereof to be untrue or incorrect.

10.	The Buyer agrees not to take any action or omit to take any action which would cause any of the representations and warranties contained in Art. 3 §§ 1-3 hereof to be untrue or incorrect.

§ 2.   Exclusive Dealing

1.	In the Transitional Period, the each of the Sellers shall not take, and shall cause its Affiliates (including the Company) to refrain from taking, (i) any action to, directly or indirectly, solicit or engage in discussions or negotiations with any Third Party, other than the Buyer, concerning any purchase of the Share or any merger, sale of substantial assets or similar transaction involving the Company or (ii) any action (or omit to take any action) that, directly or indirectly, adversely affects the ability of the Buyer to consummate the transactions contemplated hereby.

2.	The Parties declare that they are aware of the liability for unfair competition set forth in the Law on Unfair Competition of April 16, 1993, in particular, of the following obligations (which, for avoidance of doubt, shall bind the Parties also during the period after the Closing of the transaction contemplated herein):

(i)	not to transfer, disclose or use information constituting the business secret of the Company and/or the Parties within the meaning of Art. 11.4 of the Law on Unfair Competition of April 16, 1993;

(ii)	not to solicit any persons remaining in contractual relations with the Company, to non-perform or improperly perform any of their obligations towards the Company or to terminate in any manner their contract(s) with the Company.

3.	The Parties shall not disseminate any information not constituting the business secret of the Company and/or the Parties, the dissemination of which might in any way impair the reputation of, or otherwise bring about any damage to the Company and/or the other Party.

§ 3.   Notification obligations

The Sellers undertake to notify the Buyer of any significant actions undertaken in connection with the current operation of the Company in accordance with stipulations of Schedule 4.3 hereto.

§ 4.    Sellers' Assistance in purchasing by Ladish of the Remaining Shares

The Sellers shall assist Ladish in its efforts to enter into preliminary agreements or other agreements aimed at purchasing by Ladish the Remaining Shares from the remaining shareholders of the Company. In particular, but not limited to, the Sellers shall undertake actions, agreed with the Buyer, aimed at contacting the remaining shareholders and ascertaining their willingness and expectations concerning the price for sale of the Remaining Shares.

Art. 5.   THE BUYER’S LIABILITY FOR THE OBLIGATIONS RESULTING FROM THE AGREEMENT

§ 1.   General provisions

1.	Irrespective of the number of the shares in the Company held, including disposal of shares in the Company prior to the date of enforcement of the obligations resulting from the Agreement, the Buyer is held fully liable for the implementation of all the obligations resulting from the Agreement.

2.	The Buyer shall be still held liable for the implementation of all the obligations contained in the Agreement also when as a result of increases in the Company share capital it will hold a percentage of Company shares other than that set forth in the Agreement.

3.	The Buyer undertakes to transfer or ensure the transfer, upon the written consent of the Sellers, of all its obligations resulting from the Agreement, to the entity created as a result of the factual or legal events related to the Buyer, and in particular capital, structural or organizational changes leading to the Buyer’s loss of legal capacity or the capacity to enter into legal transactions. The Sellers’ consent shall not be required after 5 years from the Closing Date.

Art. 6.   LIABILITY OF THE PARTIES FOR A BREACH OF REPRESENTATIONS, AND WARRANTIES

§ 1.    Survival of Representations.

Except for the representations and warranties of the Sellers contained in Art. 2 § 1 to Art. 2 § 4 and representations and warranties of the Buyer contained in Art. 3 § 1 to Art. 3 § 3 hereof, which shall survive the Closing Date until the fifth (5th) anniversary of the Closing Date, the remaining representations and warranties of the Sellers contained in Art. 2 §§ 5-8 hereof shall survive the Closing until the end of the thirty sixth (36th) month following the Closing Date.

§ 2. Indemnification.

1.	Each of the Sellers agree, jointly and severally, pursuant to the terms and conditions set forth in Art. 7 § 6 Sec. 2 hereof, to indemnify, defend and hold the Buyer and the Company harmless from any damage (“szkoda” within the meaning of Article 361 § 2 of the Polish Civil Code) (collectively, “Loss”) suffered by the Buyer or the Company as a result of, in connection with or arising out of the failure of any representation or warranty made by the Sellers in Art. 2 §§ 1-8 of this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date.

2.	Without prejudice to the generality of the foregoing the Sellers’ liability on account of any inaccuracy or untruthfulness of its representations and warranties made in Art. 2 §§ 1-8 of this Agreement (hereinafter, a “Breach”) shall have the nature of a guaranty liability (odpowiedzialnoœæ gwarancyjna) for the factual and legal state of the Shares, as well as the Company’s matters (and for avoidance of doubt: such liability shall be of a different nature than the liability under a sales warranty (rêkojmia) or sales guaranty (gwarancjajakoœci) as regulated by the Polish Civil Code). Thus, the Buyer’s or Company’s claims against the Sellers on account of a Breach shall arise if a Breach (including a Breach arising through no fault of the Sellers) incurs or causes a Loss on the part of the Company or the Buyer (including without limitation in the form of a payment of damages /naprawienieszkody/ to a third party, a payment of penalty, fee or fine, making of an investment or any other form of expenditure, loss of value of the Shares, the Company’s assets and receivables) which Loss would not have occurred if the Breach had not occurred, i.e. if the factual and legal state of affairs warranted by the Sellers in such representations and warranties had been entirely accurate.

3.	The Buyer’s or Company’s claims against the Sellers on account of a Breach shall arise on the date that a Loss on the part of the Buyer or the Company is incurred or caused as a result of such Breach (the “Damage Date”), provided, however, that such Damage Date occurs after the Closing Date and is not later than the last day of the 36 (thirty sixth) month from the Closing Date. Notwithstanding the foregoing in the case of a Breach of any representation or warranty relating to the Shares, the Damage Date shall not be later than the fifth anniversary of the Closing Date.

4.	The Buyer agrees to indemnify, defend and hold each of the Sellers harmless from any Loss suffered by the Sellers as a result of, in connection with or arising out of the failure of any representation or warranty made by the Buyer in Art. 3 §§ 1-3 of this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date. Stipulations of Sec. 2 and 3 shall apply mutati mutandis.

5.	For the avoidance of doubt, the Sellers’ and the Buyer’s liability on account of the Breach shall arise also when or the result of a Loss occurs after the Closing Date but is caused by a reason existing before the Closing Date.

6.	The Buyer and the Sellers shall seek to mitigate any Losses resulting from a Breach or from the non-performance or improper performance of any Transaction Document. In particular if Breach arises then the Party liable for the Breach shall be notified in writing without unnecessary delay about occurrence of Breach and shall have the right, within 3 (three) months from the notification about the Breach, to undertake with consultation with other Party(ies) steps aimed at mitigating, reducing or preventing occurrence of the Loss resulting from such Breach.

7.	The liability of the Sellers toward the Buyer and the Company for the Loss shall be limited to the amount of:

(1)	the Purchase Price, in case of Sellers’ liability for any inaccuracy or untruthfulness of its representations and warranties made in Art. 2 §§ 1-4 of this Agreement and

(2)	30% (thirty per cent) of the Purchase Price, in case of Sellers’ liability for any inaccuracy or untruthfulness of its representations and warranties made in Art. 2 §§ 5-8 of this Agreement.

The Buyer’s liability towards the Sellers for the Loss shall be limited to the amount of 3,000,000 PLN (three million zlotys).

8.	For avoidance of doubt the provisions of this Article shall survive the consummation of the transaction contemplated by this Agreement for the time periods set forth in Art. 6 § 1 above.

Art. 7.   GENERAL PROVISIONS

§ 1.   Public announcement

Due to United States’ provisions of law binding upon the Buyer, the Sellers shall refrain from the announcement of a standard statement concerning the fact of signing hereof, as set forth in Schedule No. 7.1 till March 1, 2005, in order to make possible for the Buyer to complete pertinent information obligations in the period between the date hereof and the date of issuance of the Sellers’ statement referred to in above.

§ 2.   Expenditure

1.	Each Party shall individually cover any and all costs and expenses incurred in connection with the transaction stipulated in the Agreement.

2.	Both the Buyer and the Sellers, each of them individually, are obliged to make all payments and commissions due in respect of the execution of the Agreement. The notarial costs related to confirmation of the signatures under this Agreement and the Promised Shares Sale Agreement shall be borne by the Buyer. The costs of tax on civil transactions shall be split fifty-fifty between the Buyer and the Sellers.

§ 3.   Resolution of disputes

1.	The Parties jointly declare that they will strive to resolve all disputes arising out of the Agreement in negotiations and consultations.

2.	Claims or disputes between the Parties arising out of the Agreement or pertaining thereto, including those related to the validity of the execution of the Agreement and interpretations of the provisions thereof, which cannot be settled amicably shall be finally settled by the Arbitration Court at the National Chamber of Commerce in Warsaw, in accordance with its rules.

3.	Stipulations of this Paragraph represent arbitration clause (zapis na s¹d polubowny) within the meaning of art. 679 of the Polish Code of Civil Procedure.

§ 4.   Force Majeure

1.	The Parties may suspend performance of their obligations for the time in which the obligations cannot be performed as a result of Force Majeure.

2.	Force Majeure does not include:

a)	an event which occurred through the fault of the Party, or a Third Party for which the Party is responsible,

b)	lack of funds.

3.	The Party which pleads the occurrence of a Force Majeure is obliged to notify the other Party in writing, within 30 (thirty) days, of both the occurrence and ceasing of the Force Majeure and, additionally, to present adequate evidence.

§ 5.   Governing law

The Agreement has been drawn up in accordance with Polish law and shall be interpreted pursuant to this law.

§ 6.   Assignment of rights. Rights of Third Parties. Joint and Several liability of the Sellers

1.	Rights and obligations of the Sellers may be transferred to a Third Party only upon a prior written consent of Ladish. The Sellers agree that Ladish is entitled to (i) transfer all of the rights and obligations of Ladish set forth herein to an entity dependant from Ladish (“Ladish Dependant Entity”) in which Ladish shall hold, directly or indirectly (i.e. through another entity dependant from Ladish) all the shares or stocks, or (ii) designate Ladish Dependant Entity, which shall be entitled, in lieu of Ladish, to execute the Promised Shares Sale Agreement. In case of transfer by Ladish of its rights and obligations set forth herein to Ladish Dependant Entity or designation by Ladish of the Ladish Dependant Entity entitled to execute the Promised Shares Sale Agreement in lieu of Ladish:

(a)	Ladish shall be jointly and severally liable with Ladish Dependant Entity for due performance of the obligations set forth in this Agreement and in the Promised Shares Sale Agreement, which in such case shall be executed by the Ladish Dependant Entity with the Sellers;

(b)	Except for stipulations of this Paragraph, all references to Ladish in this Agreement or its Schedules shall be understood as references to the Ladish Dependant Entity, to which Ladish has transferred its rights and obligations set forth herein or which has been designated as entitled to execute the Promised Shares Sale Agreement;

(c)	Ladish shall promptly inform the Sellers about (i) the transfer of its rights and obligations to the Ladish Dependant Entity or about (ii) designation by Ladish of the Ladish Dependant Entity entitled, in lieu of Ladish, to execute the Promised Shares Sale Agreement.

2.	Subject to the below provisions, the Sellers shall be jointly and severally liable to the Buyer for performance of their obligations set forth herein.

(a)	HSW Fundusz Kapitalowy Sp. z o.o. shall not be jointly and severally liable with HSW S.A. for the Loss caused by or being result of the Breach related to the untrue or mistaken representations and warranties of HSW S.A. set forth in art. 2 §2, §3, §4 of this Agreement, to the extent in which such representations concern the shareholding portion hold by HSW S.A. in the share capital of the Company or rights and competences of HSW S.A. with respect to the sale by HSW S.A. of the shareholding portion of HSW S.A. in the share capital of the Company. For avoidance of doubts, HSW S.A. is jointly and severally liable with HSW Fundusz Kapitalowy Sp. z o.o. for performance of the obligations set forth in this Agreement, including arising out of the Loss caused or resulted from the Breach connected with untrue or mistaken any representation of warranty, set forth herein by HSW Fundusz Kapitalowy Sp. z o.o.;

(b)	In case of Loss caused by or resulted from the Breach related to the untrue or mistaken representations and warranties of the Sellers included in art. 2 §§ 5-8, the Buyer and/or the Company first of all will claim damages for such Loss from HSW S.A. within the period of time of 2 (two) months from the day Ladish and/or the Company reported such claim, Ladish and/or the Company shall be entitled to claim, from HSW Fundusz Kapitalowy Sp. z o.o., for redress of such Loss.

3.	In case of liquidation of HSW Fundusz Kapitalowy Sp. z o.o., the Buyer shall not address toward HSW S.A. any claims related to actions undertaken by HSW S.A. in connection with such liquidation and dissolution of HSW Fundusz Kapitalowy Sp. z o.o.. For avoidance of doubt, the Parties confirm that only upon the liquidation of HSW Fundusz Kapitalowy Sp. z o.o. , HSW S.A. shall remain the sole entity liable to the Buyer on account of the incorrectness or incompleteness in any aspect of the representations and warranties made by the Sellers in Art. 2 §§ 1-8 herein on the date hereof and on the Closing Date.

4.	The Buyer hereby waives all claims and undertakes to cause that the Company also waives all claims towards the members of the management Board of HSW Fundusz Kapitalowy Sp. z o.o. which may be vested with the Buyer or the Company with respect to such members pursuant to Art. 299 § 1 of the Commercial Companies Code.

§ 7. Communications

5.	All notifications, declarations, announcements, consents, applications or requests, waivers or other information requested pursuant to the Agreement shall be made in writing.

6.	All notifications and other documents shall be delivered in the following manner:

a)	by hand, or

b)	by courier, or

c)	by registered mail

to the address stated below or to another address which shall be notified as above:

The Sellers:	The Buyer:
37-450 Stalowa Wola	P.O. Box 8902
ul. Kwiatkowskiego 1	5481 South Packard Avenue
Cudahy, Wisconsin 53110-8902
USA
to attn:	to attn.:
Management Board of HSW S.A	Kerry Woody - the President and Chief Director
and Management Board of HSW Fundusz Kapitalowy
Sp. z o.o

7.	All notifications and other documents shall be considered delivered on the following dates:

8.	on the date of delivery, if delivered by hand,

9.	on the date of confirmation by the Party of receipt from a courier,

10.	i on the date of confirmation by the Party of receipt of registered mail.

11.	Scope of the Agreemen1. The Agreement, together with the attachments which are an integral part thereof, is the sole agreement between the Parties with respect to the issues covered thereby, and shall supersede any earlier declarations, provisions and agreements.2. The Agreement includes the following schedules which are an integral part thereof:

Schedule	Enclosed Documents

A	Current Excerpt from Register of Entrepreneurs of National Court Register of HSW
S.A.

B	Current Excerpt from Register of Entrepreneurs of National Court Register of HSW
Fundusz Kapitalowy Sp. z o.o.

C	Certificate of Good Standing and Incorporation of Ladish

1.2.2(c)	Form of Confirmation of Representations and Warranties as at the Closing Date

1.2.2 (d)(i)	Form of Conditional Assignment of Assigned Receivables Agreement

1.2.2 (d)(ii)	Form of Notification on Value of Company's Receivable Toward HSW

1.2.2 (e)	Form of Promised Shares Sale Agreement

1.2.2 (h)	Form of Notification on Purchase of Shares by Buyer and Creation of Dominant
Position

1.2.2 (i)	Form of Notification to Court on Change of Shareholders of Company

1.3.1 (h)	List of Assets Owned by Company (ewidencjaoerodkow trwa(3)ych)

1.3.1 (s)	Form of Pledge Waiver Statement

1.6.2	Criteria Concerning Standing of Company

2.1.4 (a)	Current Text of Company's Articles of Association

2.1.4 (b)	Current Excerpt from Register of Entrepreneurs of National Court Register of
Company

2.2.1	List of Pledges and Other Encumbrances over Shares

2.4.2	Consents Granted to Sellers For Signing and Execution of Preliminary Agreement
For Shares of Shares and Promised Shares Sale Agreement

2.7.1	List of All Real Property Owned or Held in Perpetual Usufruct by Company

2.7.2	List of Limited Right in Rem

3.2.1	List of Documentation Concerning Execution and Performance of Preliminary
Agreement for Sale of Shares

3.6.2	Form of Disclosure Agreement

3.6.3	Documents provided to the Buyer during the audit of the Company

4.1.1.1.1	List of Records in Financial Books of Company Which May Be Changed in
Transitional Period

4.1.1.6	List of Permitted Encumbrances of Assets of Company During Transitional Period

4.3	List of Significant Actions in Transitional Period Being Subject to Obligatory
Notification

7.1	Representation of the Sellers

§ 8. Language. Copies of the Agreement.

The Agreement has been drawn up in the Polish language in 3 (three) identical copies, one for each of the Sellers and the Buyer respectively.

§ 9. Validity of the Agreement

1.	Should any provision or provisions of the Agreement be considered invalid or unenforceable in full or in part by both Parties to the Agreement, the court or another competent authority, the remaining provisions of the Agreement and the remaining parts of the questioned provisions shall remain in force.

2.	In relation to the provisions considered invalid or unenforceable, the Parties shall negotiate in good faith, as far as objectively feasible, the substitute provisions valid and enforceable and reflecting the original intentions of the Parties.

§ 10. Amendments to the Agreement

Any amendments to the Agreement and the attachments thereto shall be made by the Parties only in writing with signatures confirmed by a notary, under pain of invalidity.

§ 11. Material stipulations of the Promised Shares Sale Agreement

The Parties agree that the definitions included in this Agreement, stipulations of Art. 1 §1, §2, §7, entire Art.2, entire Art. 3, entire Art.Art. 5-7, and pertinent schedules represent material stipulations of the Promised Shares Sale Agreement within the meaning of Art. 389 § 1 of the Polish Civil Code.

Signed by the Sellers and the Buyer on February 24, 2005 in Stalowa Wola.

On behalf of Huta Stalowa Wola S.A.

Name:	Miroslaw Bryska
Position:	President of the Management Board
Signature:	_____________________________

On behalf of Huta Stalowa Wola S.A.

Name:	Pawel Stawowy
Position:	Member of the Management Board
Signature:	_____________________________

On behalf of HSW Fundusz Kapitalowy Sp. z o.o.

Name:	Andrzej Tyrala
Position:	President of the Management Board
Signature:	_____________________________

On behalf of HSW Fundusz Kapitalowy Sp. z o.o.

Name:	Hanna Szopinska-Juchno
Position:	Memeber of the Management Board
Signature:	_____________________________

On behalf of Ladish

Name:	Kerry Woody
Position:	President and Chief Director
Signature:	_____________________________

Schedule No. 7.1

Representation of the Sellers

On February 24, 2005 Huta Stalowa Wola S.A. and HSW Fundusz Kapitalowy Sp. z o.o. executed with an American company Ladish Co., Inc. the preliminary agreement on sale of shares in HSW Kuznia Matrycowa Sp. z o.o. Pursuant to the provisions of the preliminary agreement, after completion of the conditions precedent set forth therein (inter alia, after the receipt of the favorable opinion of the Competition and Consumer Protection Office) the parties shall effectuate the sale of shares, and as a result thereof Ladish shall purchase the shares representing 90% of the share capital of HSW Kuznia Matrycowa Sp. z o.o.